UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of report (Date of earliest event reported): September 15, 2003


                          LIFESTREAM TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


         Nevada                          0-29058                 82-0487965
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    (State or other jurisdiction   (Commission File No.)       (IRS Employer
          of incorporation)                                  Identification No.)




    510 Clearwater Loop, Suite 101, Post Falls, Idaho          83854
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    (Address of principal executive offices)                 (Zip Code)


                                 Not applicable
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          (Former name or former address, if changed since last report)




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Item 5.  Other Events

On September 10, 2003, Lifestream Technologies, Inc., entered into a Securities Purchase Agreement for a $3,350,000 private financing of convertible debentures and warrants with institutional investors including several existing stockholders. The debentures include an 8% annual interest rate payable in cash or common stock at the option of Lifestream. The term of the debentures is three years, and the debentures are convertible at a conversion price of $0.13 per share. Lifestream has the right to compel conversion provided the common share price of Lifestream exceeds 250% of the conversion price for a 15-day trading period and subject to conditions as specified under the debentures.

In addition, Lifestream is issuing two-year warrants to purchase up to 12,500,000 common shares at an exercise price of $0.2144 per share, subject to the conditions specified in the warrants. The Company has a call right similar to the conversion call described above.

Lifestream will place in escrow 50% of the proceeds of the financing pending approval by Lifestream's stockholders of the transaction, as well as an increase in the authorized common stock to permit fulfillment of the transaction terms. The escrowed funds are subject to a security interest of the investors pending these approvals.

Lifestream has agreed to file a registration statement covering the shares underlying the debentures and warrants. If Lifestream fails to file the required registration statement by October 27, 2003, or fails to obtain effectiveness of the registration statement within four months, the Company will be subject to certain penalties.

Lifestream paid a fee of 8% of the gross proceeds to the finder for this transaction.

A copy of the Press Release dated September 16, 2003, issued by the Company reporting this private financing is included as Exhibit No. 99.1.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         Exhibit: 99.1          Press Release dated September 16, 2003.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Lifestream has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  September 15, 2003     LIFESTREAM TECHNOLOGIES, INC.

                               By    \s\  Christopher Maus
                                   ----------------------------------------
                               Its:     Chairman, President and CEO



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                                 Exhibit Index:

      Exhibit    Document Description

       99.1      Press Release, dated September 16, 2003, issued by the Company